Exhibit 99.1

CANTERBURY PARK HOLDING CORPORATION
ANNOUNCES FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
May 14, 2004		(952) 496-6429

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the first quarter ended March 31, 2004 which included record quarterly earnings and earnings per share.

The Company earned net income of $1,260,178 on revenues of $11,385,965 for the three months ended March 31, 2004, compared to net income of $839,087 on revenues of $9,229,250 for the same period in 2003.  Diluted earnings per share for the first quarter of 2004 were $.30 compared with $.21 for the same period last year.  Further results for the first three months of 2004 are presented in the table below.

Revenues for the quarter increased $2,156,715, a 23.4% increase over the quarter ended March 31, 2003.  This increase is primarily due to a 40.0% increase in Card Club revenues to $6.9 million from $4.9 million for the same period in 2003 and reflects growing interest in the Card Club’s poker games partially due to the popularity of televised poker tournaments.  Pari-mutuel revenues also increased modestly during the quarter to $3.2 million, a 1.7% increase from revenues of $3.1 million for the same period in 2003.  Operating expenses increased $1,333,815, a 17.2% increase compared to the 2003 first quarter, reflecting greater operating costs associated with the increased level of business in the Card Club, as well as higher costs associated with property and liability insurance, and increased license fees assessed by the Minnesota Racing Commission.

“We are very pleased with the impressive results in the first quarter, including the continued success and increasing popularity of the Card Club”, stated Randy Sampson, Canterbury Park’s President.  “Also, we are looking forward to the upcoming 2004 live racing season, which begins our tenth year of providing live horse racing entertainment to our loyal fans.  Enhancements to the racing experience for 2004 include the recently completed $1.5 million renovation of our club-level facility, our most significant facility improvement since the Card Club was created; an expanded live meet from 63 to 68 days of racing and the highest purse structure in the history of Canterbury Park.  In addition, we will again host the Claiming Crown, the popular national event for “blue collar” runners, on July 17th.”

About Canterbury Park:

Named to Fortune Small Business’ July 2003, 100 fastest growing small companies list (#19), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 68-day 2004 live race meet begins on May 14th and ends September 6, 2004.    In addition, the Company is authorized under Minnesota law to host “unbanked” card games.  Canterbury Park’s Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 31 poker tables, and 19 tables offering a variety of unbanked card games.  The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.    For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:  From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, the adoption of legislation in 2004 that differs from the legislation currently pending in the Minnesota legislature, legislative and regulatory changes subsequent to 2004, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; higher than expected increases in compensation and employee benefit costs; a decline in the general level of interest in gaming products as a form of entertainment; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003

Operating Revenues	$11,385,965	$9,229,250

Operating Expenses	$9,105,737	$7,771,922

Income from Operations	$2,280,228	$1,457,328

Non-Operating Income, net	$9,250	$6,759

Income before Income Tax Expense	$2,289,478	$1,464,087

Income Tax Expense	$1,029,300	$625,000

Net Income	$1,260,178	$839,087

Basic Net Income Per Common Share	$0.34	$0.23

Diluted Net Income Per Common Share	$0.30	$0.21